EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2018 Third Quarter Financial Results
Operating Revenues of $259.8 million, up 31%
Record Net Income of $24.0 million and EPS of $1.25 per share
Return on Equity of 20.1%

New York, NY – August 6, 2018 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets around the world, today announced its financial results for the fiscal year 2018 third quarter ended June 30, 2018.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated, “We had continued strong performance this quarter with all-time highs achieved in both Net Income and EPS, highlighted by record quarterly operating revenues in our CES and Global Payments segments and strong growth in our largest segment, Commercial Hedging. The execution of our strategy of providing global clearing and execution across asset classes has positioned us to benefit from increases in market volatility and short term interest rates which has resulted in our current quarterly EPS of $1.25, which represents nearly fourfold growth since the first quarter of fiscal 2017. We have now achieved two consecutive quarters with an ROE of approximately 20%.”

INTL FCStone Inc. Summary Financials
Condensed consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended June 30,			Nine Months Ended June 30,
(Unaudited) (in millions, except share and per share amounts)	2018	2017	% Change	2018	2017	% Change
Revenues:
Sales of physical commodities	$6,866.2	$5,317.0	29%	$20,836.4	$16,486.3	26%
Trading gains, net	103.4	79.9	29%	296.9	246.9	20%
Commission and clearing fees	96.6	73.0	32%	271.6	212.5	28%
Consulting, management, and account fees	18.3	16.3	12%	53.2	47.5	12%
Interest income	33.7	19.6	72%	85.6	47.7	79%
Other income	0.1	0.1	—%	0.2	0.2	—%
Total revenues	7,118.3	5,505.9	29%	21,543.9	17,041.1	26%
Cost of sales of physical commodities	6,858.5	5,308.3	29%	20,811.3	16,462.2	26%
Operating revenues	259.8	197.6	31%	732.6	578.9	27%
Transaction-based clearing expenses	49.0	33.9	45%	136.6	101.2	35%
Introducing broker commissions	34.1	29.2	17%	101.4	86.1	18%
Interest expense	22.1	11.2	97%	55.4	30.1	84%
Net operating revenues	154.6	123.3	25%	439.2	361.5	21%
Compensation and other expenses:
Compensation and benefits	86.9	75.5	15%	252.3	222.7	13%
Trade systems and market information	8.6	8.3	4%	25.7	25.7	—%
Occupancy and equipment rental	4.2	3.9	8%	12.5	11.1	13%
Professional fees	4.8	3.7	30%	13.4	11.9	13%
Travel and business development	3.7	3.0	23%	10.2	9.6	6%
Non-trading technology and support	3.8	3.2	19%	10.3	8.9	16%
Depreciation and amortization	2.8	2.4	17%	8.4	7.2	17%
Communications	1.3	1.5	(13)%	4.1	3.9	5%
Bad debts	1.6	0.1	n/m	2.9	3.9	(26)%
Other	6.0	6.7	(10)%	20.4	18.9	8%
Total compensation and other expenses	123.7	108.3	14%	360.2	323.8	11%
Other gain	2.0	—	n/m	2.0	—	n/m
Income before tax	32.9	15.0	119%	81.0	37.7	115%
Income tax expense	8.9	2.3	287%	41.2	7.7	435%
Net income	$24.0	$12.7	89%	$39.8	$30.0	33%
Earnings per share:
Basic	$1.27	$0.67	90%	$2.10	$1.59	32%
Diluted	$1.25	$0.66	89%	$2.06	$1.58	30%
Weighted-average number of common shares outstanding:
Basic	18,597,165	18,447,053	1%	18,524,846	18,365,939	1%
Diluted	18,976,898	18,702,128	1%	18,876,259	18,659,138	1%
n/m = not meaningful to present as a percentage

Impact of Tax Reform and Bad Debt on Physical Coal, Net of Incentive Recapture
The table below presents income (loss) before tax, income tax expense, net income (loss), diluted earnings (loss) per share and return (loss) on average stockholders’ equity as reported, on a GAAP basis. The table below also presents adjusted income before tax, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted return on average stockholders’ equity, which are non-GAAP measures. The “adjusted” non-GAAP amounts reflect each item after removing the impacts of H.R. 1, the Tax Cuts and Jobs Act (“Tax Reform”) and the bad debt on physical coal, net of incentive recapture for the last six fiscal quarters. Management believes that presenting our results excluding Tax Reform and the bad debt on physical coal, net of incentive recapture is meaningful, as it increases the comparability of period-to-period results.

	Three Months Ended
(in millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
As reported, GAAP:
Income (loss) before tax	$32.9	$29.5	$18.6	$(22.5)	$15.0	$14.3	$8.4
Income tax expense	(8.9)	(6.8)	(25.5)	(1.1)	(2.3)	(3.3)	(2.1)
Net income (loss)	$24.0	$22.7	$(6.9)	$(23.6)	$12.7	$11.0	$6.3
Diluted earnings (loss) per share	$1.25	$1.18	$(0.37)	$(1.27)	$0.66	$0.58	$0.34
Return (loss) on average stockholders’ equity	20.1%	19.9%	(6.2)%	(20.5)%	10.9%	9.8%	5.8%

Adjusted (non-GAAP) (a):
Adjusted income before tax	$32.9	$29.5	$19.6	$20.2	$15.0	$14.3	$8.4
Adjusted income tax expense	(8.9)	(7.6)	(4.6)	(4.4)	(2.3)	(3.3)	(2.1)
Adjusted net income	$24.0	$21.9	$15.0	$15.8	$12.7	$11.0	$6.3
Adjusted diluted earnings per share	$1.25	$1.15	$0.78	$0.83	$0.66	$0.58	$0.34
Adjusted return on average stockholders’ equity	17.9%	17.0%	12.1%	13.2%	10.9%	9.8%	5.8%
(a) Adjusted income before tax, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted return on average stockholders’ equity are non-GAAP measures. A reconciliation between the GAAP and non-GAAP amounts listed above is provided in Appendix A.
Interest Income/Expense
Overall interest income increased $14.1 million to $33.7 million in the third quarter, as a result of an increase in short term interest rates, as well as increased activity in our domestic institutional fixed income and securities lending businesses. Average customer equity in the Financial Ag & Energy and Exchange-traded Futures & Options components of our Commercial Hedging and Clearing and Execution Services (“CES”) segments was $2.2 billion, increasing 16% in the third quarter compared to the prior year, which combined with an increase in short-term interest rates resulted in an aggregate $7.0 million increase in interest income in these businesses. Our domestic institutional fixed income business had an increase in interest income of $2.8 million in the third quarter over the prior year. In addition, interest income increased $3.7 million from securities lending started up during fiscal 2017 in our Equity Market-Making business.
We currently maintain U.S. Treasury bills, interest earning cash deposits with banks, clearing organizations and counterparties as part of our interest rate management strategy.
Interest expense increased 97% to $22.1 million in the third quarter compared to $11.2 million in the prior year. The increase in expense is related to the trading activities of our institutional dealer in fixed income securities, which resulted in higher interest expense of $3.8 million. Also, an increase in short-term rates resulted in higher costs in our Exchange-traded Futures & Options component, as well as higher costs related to our securities lending business started up during fiscal 2017 in our Equity Market-Making business. Additionally, higher average borrowings outstanding on the credit facility available for our physical commodity financing resulted in increased expense.

Non-interest Expenses and Key Operating Metrics
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
(in millions)	2018	2017	% Change	2018	2017	% Change
Variable compensation and benefits	$46.5	$34.0	37%	$129.6	$104.7	24%
Transaction-based clearing expenses	49.0	33.9	45%	136.6	101.2	35%
Introducing broker commissions	34.1	29.2	17%	101.4	86.1	18%
Total variable expenses	129.6	97.1	33%	367.6	292.0	26%
Fixed compensation and benefits	40.4	41.5	(3)%	122.7	118.0	4%
Other fixed expenses	35.2	32.7	8%	105.0	97.2	8%
Bad debts	1.6	0.1	n/m	2.9	3.9	(26)%
Total non-variable expenses	77.2	74.3	4%	230.6	219.1	5%
Total non-interest expenses	$206.8	$171.4	21%	$598.2	$511.1	17%
The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	35,632.6	24,190.3	47%	98,190.8	73,763.0	33%
OTC (contracts, 000’s)	427.4	382.8	12%	1,165.7	1,035.5	13%
Global Payments (# of payments, 000’s)	171.9	175.8	(2)%	481.1	476.1	1%
Gold equivalent ounces traded (000’s)	72,300.6	36,553.6	98%	160,802.8	88,122.2	82%
Equity Market-Making (gross dollar volume, millions)	$30,344.1	$21,298.1	42%	$87,088.6	$67,284.8	29%
Debt Trading (gross dollar volume, millions)	$29,922.2	$32,176.4	(7)%	$91,615.0	$102,651.2	(11)%
FX Prime Brokerage volume (U.S. notional, millions)	$93,007.8	$145,679.8	(36)%	$330,178.9	$487,145.5	(32)%
Average assets under management in Argentina (U.S. dollar, millions)	$458.4	$653.4	(30)%	$467.3	$570.7	(18)%
Average customer equity - futures and options (millions)	$2,244.0	$1,938.7	16%	$2,146.9	$2,010.8	7%

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(in millions, except for share and per share amounts)	June 30, 2018	September 30, 2017
Summary asset information:
Cash and cash equivalents	$347.8	$314.9
Cash, securities and other assets segregated under federal and other regulations	$1,212.6	$518.8
Securities purchased under agreements to resell	$769.6	$406.6
Securities borrowed	$176.3	$86.6
Deposits with and receivables from broker-dealers, clearing organizations and counterparties	$2,165.2	$2,625.1
Receivables from customers, net and notes receivable	$229.5	$243.3
Financial instruments owned, at fair value	$2,003.4	$1,731.8
Physical commodities inventory	$212.8	$124.8
Goodwill and intangible assets, net	$56.4	$59.4
Other	$111.3	$132.1

Summary liability and stockholders’ equity information:
Payables to customers	$3,354.7	$3,072.9
Payables to broker-dealers, clearing organizations and counterparties	$130.8	$125.7
Payables to lenders under loans	$360.6	$230.2
Accounts payable and other accrued liabilities	$128.1	$135.6
Securities sold under agreements to repurchase	$1,599.0	$1,393.1
Securities loaned	$204.3	$111.1
Financial instruments sold, not yet purchased, at fair value	$1,007.2	$717.6
Income taxes payable	$12.5	$7.3
Stockholders’ equity	$487.7	$449.9

Common stock outstanding - shares	18,890,574	18,733,286
Net asset value per share	$25.82	$24.02
Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
(in millions)	2018	2017	% Change	2018	2017	% Change
Segment operating revenues (loss) represented by:
Commercial Hedging	$77.9	$57.1	36%	$217.7	$177.3	23%
Global Payments	26.0	22.5	16%	74.0	67.1	10%
Securities	49.9	40.0	25%	148.4	115.3	29%
Physical Commodities	14.9	12.0	24%	41.0	33.0	24%
Clearing and Execution Services	88.9	65.4	36%	249.1	193.2	29%
Corporate unallocated	2.2	0.6	267%	2.4	(7.0)	n/m
Operating revenues	$259.8	$197.6	31%	$732.6	$578.9	27%

The following table reflects segment income by segment for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
(in millions)	2018	2017	% Change	2018	2017	% Change
Segment income represented by:
Commercial Hedging	$25.3	$16.3	55%	$74.0	$50.4	47%
Global Payments	16.0	12.9	24%	44.1	37.8	17%
Securities	10.3	12.9	(20)%	34.1	37.5	(9)%
Physical Commodities	5.1	4.3	19%	11.8	11.2	5%
Clearing and Execution Services	13.7	6.5	111%	36.9	20.1	84%
Total segment income	$70.4	$52.9	33%	$200.9	$157.0	28%
Reconciliation of segment income to income before tax:
Segment income	$70.4	$52.9	33%	$200.9	$157.0	28%
Net costs not allocated to operating segments	39.5	37.9	4%	121.9	119.3	2%
Other gain	2.0	—	n/m	2.0	—	n/m
Income before tax	$32.9	$15.0	119%	$81.0	$37.7	115%
Commercial Hedging
In our Commercial Hedging segment, we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic over-the-counter (“OTC”) instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 36% to $77.9 million in the third quarter compared to $57.1 million in the prior year. Exchange-traded revenues increased 24%, to $40.5 million in the third quarter, resulting primarily from an increase in agricultural market revenues driven by an increase in volatility in the domestic grain markets. In addition, agricultural exchange-traded revenues benefited from increased activity from customers in both food service and dairy markets as well as in soft commodities, including coffee, cotton and sugar driven by increased market volatility. Uncertainty surrounding the effect of potential U.S. tariffs on global metals markets drove volatility and activity in our LME metals business in the third quarter. Finally, reflected in the ‘Other” category above we saw an increase in exchange-traded revenues from omnibus relationships introduced by our commercial hedging employees in the third quarter. Overall exchange-traded contract volumes increased 23%, while the average rate per contract increased 1% versus the prior year to $5.38.
OTC revenues increased 53%, to $26.9 million in the third quarter, driven by both a 12% increase in OTC volumes and a 39% increase in the average rate per contract compared to the prior year. These increases were driven by growth in OTC contract volumes in agricultural commodities, primarily with Brazilian grain customers as well as increased activity in the food service, dairy markets and energy markets.
Consulting, management, and account fees increased 6% compared to the prior year, while interest income, increased 103%, to $6.7 million compared to the prior year. The increase in interest income was primarily driven by an increase in short-term rates as well as a result of a 5% increase versus the prior year in average customer equity to $973.0 million in the third quarter.
Segment income increased to $25.3 million in the third quarter compared to $16.3 million in the prior year, primarily as a result of the increase in operating revenues. These increases were partially offset by a $2.7 million increase in non-variable direct expenses, primarily related to a $2.2 million increase in bad debt expense versus the prior year related to two customers in our agricultural commodities OTC business. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 42% in the third quarter compared to 43% in the prior year.

Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations and government organizations. We offer payments services in more than 175 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide competitive and transparent pricing.
Operating revenues increased 16% to a record $26.0 million in the third quarter compared to $22.5 million in the prior year. The volume of payments made declined 2% versus the prior year period while the average revenue per trade increased by 18% compared to the prior year period. Similar to the prior quarters of fiscal 2018, the volume of payments has declined while the average revenue per trade has increased compared to comparable periods of fiscal 2017, as certain commercial customers who had previously transacted their individual high volume but low value payments through our platform, opened their own bank accounts in certain countries to which we had made payments into on their behalf. Although this process change may lower our number of payments, we still provide the foreign currency funding payments into these customers’ accounts on an aggregated basis in these countries. Overall, operating revenues increased in the third quarter compared to the prior year period as a result of an increase in both the number of active clients and the dollar value of the payments made versus the prior year.
Segment income increased 24% to $16.0 million in the third quarter compared to $12.9 million in the prior year. This increase primarily resulted from the increase in operating revenues and a decline in variable introducing broker commissions, partially offset by a $0.6 million increase in non-variable direct expenses versus the prior year period, driven in large part by higher non-variable compensation and trade system costs. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 23% in the third quarter compared to 28% in the prior year, mainly as a result of a decrease in introducing broker commissions.
Securities
In our Securities segment, we provide value-added solutions that facilitate cross border trading in the equity markets as well as act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency, Agency Mortgage-Backed and Asset-Backed Securities to a customer base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues increased 25% to $49.9 million in the third quarter compared to $40.0 million in the prior year.
Operating revenues in our Securities segment are comprised of activities in four product lines, Equity Market-Making, Debt Trading, Investment Banking and Asset Management. Operating revenues in Equity Market-Making increased 92% in the third quarter compared to the prior year period. Gross dollar volume traded increased 42%, driven by increased market volatility, the on-boarding of new customers and an increase in market share, while the average revenue per $1,000 traded increased 17% versus the prior year. Equity Market-Making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the condensed consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Trading declined $1.0 million or 4% in the third quarter compared to the prior year as higher operating revenues in our domestic institutional fixed income business were offset by lower operating revenues in our Argentina operations due to difficult local economic conditions including spikes in both local interest rates and deteriorating value of the local currency. Operating revenues in the prior year included a $2.5 million gain on the sale of exchange shares held in Argentina. Asset Management operating revenues declined 18% in the third quarter compared to the prior year as this business faced the same headwinds as our Argentina debt trading business, resulting in the average assets under management declining 30% to $458.4 million in the third quarter compared to $653.4 million in the prior year.
Segment income decreased 20% to $10.3 million in the third quarter compared to $12.9 million in the prior year. The increase in operating revenues was more than offset by an increase in interest expense in our domestic institutional fixed income and securities lending businesses as well as the prior year period inclusion of the $2.5 million gain on the sale of exchange shares in Argentina. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 35% in the third quarter compared to 32% in the prior year, primarily as the result of an increase in transaction-based clearing expenses.
Physical Commodities
In our Physical Commodities segment, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals. Additionally, we act as principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products.

Operating revenues for Physical Commodities increased 24% to $14.9 million in the third quarter compared to $12.0 million in the prior year.
Precious Metals operating revenues increased 15% to $8.3 million in the third quarter compared to $7.2 million in the prior year as a result of a 98% increase in the number of ounces traded, which was partially offset by a 45% decline in the average revenue per ounce traded compared to the prior year.
Operating revenues in Physical Ag & Energy increased 38% to $6.6 million in the third quarter compared to the prior year. The increase in operating revenues is largely due to increased trading activity in our U.S. subsidiary, FCStone Merchant Services, LLC, across multiple commodities including cotton, cocoa, edible oils and energy along with an increase in its commodity financing programs with customers.
Segment income increased 19% to $5.1 million in the third quarter compared to $4.3 million in the prior year, primarily as a result of the increase in operating revenues as well as a $0.3 million decline in non-variable direct expenses. Non-variable expenses declined $0.3 million as a result of a $0.7 million recovery of a bad debt expense in our Precious Metals business originally recorded in the second quarter of fiscal 2018, which was partially offset by a $0.4 million increase in professional fees incurred related to our exit of our physical coal business.
Clearing and Execution Services
We provide competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions.
As of June 30, 2018, we held $2.4 billion in required customer segregated assets, which we believe makes us the third largest independent futures commission merchant (“FCM”) in the United States not affiliated with a major financial institution or commodity intermediary, end-user or producer, as measured by required customer segregated assets. We seek to leverage our capabilities and capacity by offering facilities management or outsourcing solutions to other FCM’s. Through our platform, customer orders are accepted and directed to the appropriate exchange for execution. We then facilitate the clearing of customer transactions. Clearing involves the matching of customer trades with the exchange, the collection and management of customer margin deposits to support the transactions, and the accounting and reporting of the transactions to customers.
We believe we are one of the largest non-bank prime brokers and swap dealers in the world. Through this offering, we provide prime brokerage foreign exchange (“FX”) services to financial institutions and professional traders. We provide our customers with the full range of OTC products, including 24-hour a day execution of spot, forwards and options as well as non-deliverable forwards in both liquid and exotic currencies. We also operate a proprietary foreign exchange desk that arbitrages the exchange-traded foreign exchange markets with the cash markets.
With our correspondent securities clearing business, we are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive customer experience through the clearing and settlement process.
We have an independent wealth management business which offers a comprehensive product suite to retail customers nationwide. As a result we are one of the leading mid-market clearers in the securities industry, with approximately 60 correspondent clearing relationships with over $15 billion in assets under management or administration as of June 30, 2018.
Our London-based EMEA oil voice brokerage business provides brokerage services across the fuel, crude, and middle distillates markets with over 200 well known commercial and institutional customers throughout Europe, the Middle East and Africa.
Operating revenues increased 36% to $88.9 million in the third quarter compared to $65.4 million in the prior year.
Operating revenues in our Exchange-traded Futures & Options business increased 77% to $50.8 million in the third quarter compared to $28.7 million in the prior year as a result of a 55% increase in exchange-traded volumes and a 12% increase in the average rate per contract compared to the prior year period. In addition, interest income in the Exchange-traded Futures & Options business increased $3.9 million to $5.9 million in the third quarter due to an increase in short-term rates and a 25% increase in average customer equity to $1.3 billion.
Operating revenues in our FX Prime Brokerage increased 13% compared to the prior year to $5.1 million in the third quarter, despite a 36% decline in foreign exchange volumes, as market volatility drove a widening of spreads in this business.
Correspondent Clearing operating revenues increased 27% compared to the prior year to $8.1 million in the third quarter, while operating revenues in Independent Wealth Management declined 3% versus the prior year to $18.3 million. Included within these operating revenues, Correspondent Clearing and Independent Wealth Management businesses had interest income of $2.2 million and $0.1 million, respectively. Operating revenues in Derivative Voice Brokerage declined 4% to $6.6 million in the third quarter compared to the prior year.
Segment income increased to $13.7 million in the third quarter compared to $6.5 million in the prior year, primarily as a result of the increase in operating revenues as well as a $1.9 million decline in non-variable direct expenses, including a $1.2 million reduction in compensation and benefits, resulting from a cost savings initiative in the FX Prime Brokerage and Correspondent Clearing businesses. Segment income in the third quarter includes a $0.9 million quarterly charge to compensation and benefits per the terms of the acquisition of the Derivative Voice Brokerage business which will continue to be expensed through the end of fiscal 2018 based upon the employees’ continued employment. Variable expenses, excluding interest, as a percentage of operating revenues were 70% in both the third quarter and the prior year.

Conference Call & Web Cast
A conference call will be held tomorrow, Tuesday, August 7, 2018 at 9:00 a.m. Eastern time. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through August 14, 2018. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 9498048.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 customers in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our customers include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the Nasdaq under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com

Appendix A
The “adjusted” non-GAAP amounts reflect each item after removing the impacts of Tax Reform and the bad debt on physical coal, net of incentive recapture for the last six fiscal quarters. Management believes that presenting our results excluding Tax Reform and the bad debt on physical coal, net of incentive recapture is meaningful, as it increases the comparability of period-to-period results.

	Three Months Ended
(in millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Reconciliation of income (loss) before tax to adjusted non-GAAP amounts:
Income (loss) before tax, as reported (GAAP)	$32.9	$29.5	$18.6	$(22.5)	$15.0	$14.3	$8.4
Bad debt on physical coal, net of incentive recapture (a)	—	—	1.0	42.7	—	—	—
Adjusted income before tax (non-GAAP)	$32.9	$29.5	$19.6	$20.2	$15.0	$14.3	$8.4

Reconciliation of income tax expense to adjusted non-GAAP amounts:
Income tax expense, as reported (GAAP)	$(8.9)	$(6.8)	$(25.5)	$(1.1)	$(2.3)	$(3.3)	$(2.1)
Tax effect of bad debt on physical coal, net of incentive recapture	—	—	—	(3.3)	—	—	—
Impact of Tax Reform (b)	—	(0.8)	20.9	—	—	—	—
Adjusted income tax expense (non-GAAP)	$(8.9)	$(7.6)	$(4.6)	$(4.4)	$(2.3)	$(3.3)	$(2.1)

Reconciliation of net income (loss) to adjusted non-GAAP amounts:
Net income (loss), as reported (GAAP)	$24.0	$22.7	$(6.9)	$(23.6)	$12.7	$11.0	$6.3
Bad debt on physical coal, net of incentive recapture, net of tax	—	—	1.0	39.4	—	—	—
Impact of Tax Reform	—	(0.8)	20.9	—	—	—	—
Adjusted net income (non-GAAP)	$24.0	$21.9	$15.0	$15.8	$12.7	$11.0	$6.3

	Three Months Ended
(in millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Calculation of adjusted diluted earnings per share:
Adjusted net income (non-GAAP)	$24.0	$21.9	$15.0	$15.8	$12.7	$11.0	$6.3
Less: Allocation to participating securities (c)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.2)	(0.1)
Adjusted net income allocated to common stockholders (non-GAAP)	$23.7	$21.6	$14.7	$15.5	$12.4	$10.8	$6.2
Divided by diluted weighted-average common shares used in the calculation of adjusted diluted earnings per share	18,976,898	18,859,333	18,786,145	18,768,660	18,702,128	18,661,418	18,484,995
Adjusted diluted earnings per share (non-GAAP)	$1.25	$1.15	$0.78	$0.83	$0.66	$0.58	$0.34

	Three Months Ended
(in millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Calculation of diluted weighted-average common shares used in the calculation of adjusted diluted earnings per share:
Weighted-average number of common shares outstanding, as reported	18,597,165	18,559,849	18,419,072	18,485,150	18,447,053	18,404,236	18,248,244
Effect of dilutive securities (d)	379,733	299,484	367,073	283,510	255,075	257,182	236,751
Diluted weighted-average common shares used in the calculation of adjusted diluted earnings per share	18,976,898	18,859,333	18,786,145	18,768,660	18,702,128	18,661,418	18,484,995

(in millions)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Reconciliation of stockholders’ equity to adjusted non-GAAP amounts:
Stockholders’ equity, as reported	$487.7	$466.6	$443.2	$449.9	$469.1	$455.7	$442.6
Bad debt on physical coal, net of incentive recapture, net of tax	40.4	40.4	40.4	39.4	—	—	—
Impact of Tax Reform	20.1	20.1	20.9	—	—	—	—
Adjusted stockholders’ equity (non-GAAP)	$548.2	$527.1	$504.5	$489.3	$469.1	$455.7	$442.6
(a) During the three months ended September 30, 2017, fiscal 2017 incentive accruals for the executive team were reversed as a direct result of the bad debt on physical coal.
(b) Impact of Tax Reform includes tax (benefit) expense of ($0.1) million and $8.9 million for the three months ended March 31, 2018 and December 31, 2017, respectively, related to the remeasurement of deferred tax assets and liabilities to the lower U.S. federal corporate income tax rate. Additionally, Impact of Tax Reform includes a provisional transition tax obligation of $12.0 million in the three months ended December 31, 2017 and a beneficial revision of $0.7 million in the three months ended March 31, 2018, related to the one-time mandatory repatriation transition tax on previously untaxed accumulated and current earnings and profits of certain of our foreign subsidiaries.
(c) For the three months ended December 31, 2017 and September 30, 2017, there were no amounts allocated to participating securities, as reported, due to net losses in each of the periods. In conjunction with the consideration of adjusted net income (non-GAAP), amounts allocated to participating securities has now been included for the periods. For the three months ended June 30, 2018, March 31, 2018, June 30, 2017, March 31, 2017 and December 31, 2016, the amounts allocated to participating securities are included as reported.
(d) For the three months ended December 31, 2017 and September 30, 2017, there were no amount of dilutive securities, as reported, due to net losses in each of the periods. In conjunction with the consideration of adjusted net income (non-GAAP), an amount of dilutive securities has now been included for the periods. For the three months ended June 30, 2018, March 31, 2018, June 30, 2017, March 31, 2017 and December 31, 2016, the dilutive securities are included as reported.